DRAFT
News Release


Date:             April 5, 2001


Contact:          Ellen Averill                      Gene Kornegay
                  APCO Argentina Inc.                Globex Energy Inc.
                  (918) 573-6476                     (713) 463-7710



                APCO ARGENTINA INC. AND GLOBEX ENERGY, INC.
                              AGREE TO MERGER


         TULSA, Okla. and HOUSTON - Apco Argentina Inc. (NASDAQ: APAGF) and privately held GLOBEX Energy, Inc. announced today that they have signed a definitive merger agreement which will create an international oil and gas exploration company with interests in Argentina, Australia, Equatorial Guinea, Cameroon and the Philippines. For the year ended 2000, APCO reported revenue of $42.9 million and GLOBEX had revenue of $34.9 million. Under the terms of the agreement, each share of GLOBEX common stock and preferred stock will be exchanged for APCO common stock. Upon completion of the merger, the existing APCO shareholders will own 65 percent, and the existing GLOBEX shareholders will own 35 percent ,of the common stock of the combined company.

         The merger brings together two companies with complementary exploration and production assets. The combined company is expected to have proven reserves of approximately 56 million barrels of oil equivalent and daily production of approximately 11thousand barrels of oil equivalent , attributable to its consolidated interests and its equity interests.

         "Combining cash flow from GLOBEX's interests in the Stag and Alba fields in Australia and Equatorial Guinea with cash flow from APCO's interest in the Entre Lomas concession in Argentina creates an excellent platform for future growth," said John C. Bumgarner, Jr., chairman and chief executive officer of APCO.

         "This merger will position the new company to more aggressively pursue new business opportunities, whether it be in exploration, producing asset acquisition, or further corporate transactions, in order to significantly enhance value for our shareholders. While size is not our objective unless it also provides value, it is our goal to quickly grow in value and size so that the combined company will become a significant independent player in the international petroleum business," said John Miller, chairman and chief executive officer of GLOBEX .

         The transaction, which has been unanimously approved by the Boards of both companies, is subject to approval by the APCO and GLOBEX shareholders, certain foreign governmental approvals and other customary closing conditions. Following completion of the transaction, the combined company will be called GLOBEX Energy, Inc. and will have headquarters in Houston, Texas.

         In connection with the signing of the merger agreement, Williams (NYSE: WMB), the holder of approximately 69% of APCO's ordinary shares, agreed to vote its shares in favor of the issuance of APCO ordinary shares in the merger, and the holders of a majority of GLOBEX's voting securities agreed to vote their shares in favor of the merger. At the closing of the merger, these parties will enter into a shareholders agreement governing the election of the combined company's directors and other matters.

         Banc of America Securities LLC is acting as financial advisor and Baker & McKenzie is acting as legal counsel to APCO. McDonald Investments Inc. is acting as financial advisor and Fulbright & Jaworski L.L.P is acting as legal counsel to GLOBEX. Skadden, Arps, Slate, Meagher & Flom L.L.P. is acting as legal counsel to Williams.

         APCO is an oil and gas exploration company with interests in three oil and gas concessions in Argentina. Its principal business is a 47.64 percent participation in a joint venture engaged in the exploration, production, and development of oil and gas in the Entre Lomas concession located in the provinces of Rio Negro and Neuquen in southwest Argentina.
         GLOBEX is a privately owned international oil and gas company engaged in exploration, development and production in Australia, Equatorial Guinea, Cameroon and the Philippines.

                                   # # #

                  This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors or failure of the transaction described to be completed for any reason. These factors are described in APCO's Annual and Quarterly Reports on Forms 10-K and 10-Q. Copies of such reports may be obtained from the companies or reviewed on the SEC's EDGAR system at www.sec.gov.

                  APCO and GLOBEX will be filing a joint proxy statement/prospectus and other relevant documents concerning the proposed transaction with the SEC. WE URGE INVESTORS TO READ THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ON THE PROPOSED TRANSACTION. Investors will be able to obtain the documents free of charge at the SEC's website (http://www.sec.gov). In addition, documents filed with the SEC by APCO may be obtained free of charge by contacting Apco Argentina Inc., P.O. Box 2400, Tulsa, Oklahoma 74102. Attention: Tom Bueno (tel.:918-573-2164). INVESTORS SHOULD READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING A DECISION ON THE MERGER.

                  APCO and its directors and executive officers may be deemed to be participants in the solicitation of proxies from APCO's stockholders. The directors and executive officers of APCO include: John C. Bumgarner, Jr., John H. Williams, Robert J. LaFortune, Steve J. Malcolm, and Thomas Bueno. Collectively, as of December 31, 2000, the directors and executive officers of APCO beneficially owned less than one percent of the outstanding ordinary shares of APCO. Stockholders may obtain additional information regarding the interests of such participants by reading the joint proxy statement/prospectus when it becomes available.